Filed Pursuant to Rule 424(b)(3)
Registration No. 333-70295

Prospectus Supplement No. 1
To Prospectus Dated November 9, 1999

CAMDEN PROPERTY TRUST

572,490 Common Shares Of Beneficial Interest

      This prospectus supplement supplements information contained in the prospectus of Camden Property Trust, dated November 9, 1999, and relates to the potential sale from time to time of up to 572,490 common shares of beneficial interest by the selling shareholders identified in this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated November 9, 1999.

__________________________

      Prospective investors should carefully consider the material risks set forth under "Risk Factors" beginning on page 3 of the accompanying prospectus, as updated from time to time by our reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

__________________________

      The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus are truthful or complete.

The date of this prospectus supplement is April 4, 2002

      The information appearing in the table below further supplements and amends the information in the table appearing under the heading "Selling Shareholders in the Prospectus:

SELLING SHAREHOLDERS

      The following table sets forth the number of units held by the selling shareholders as of March 29, 2002 and the maximum number of common shares that may be sold by the selling shareholders. Each unit may be exchanged for 0.759 of a common share, subject to adjustment if we split or subdivide our common shares, effect a reverse share split or otherwise combine our outstanding common shares, or pay a share dividend to holders of our common shares. In lieu of issuing common shares upon the exchange of the units, we may, at our option, issue cash in an amount equal to the market value of an equivalent number of common shares. Since the selling shareholders may sell all, some or none of their shares, no estimate can be made of the aggregate number of shares that are to be offered by the selling shareholders under this prospectus supplement or that will be owned by each selling shareholder upon completion of the offering to which the prospectus relates.

Selling Shareholder                               Number of Units Held      Shares to be Sold
Edward Israel 1                                          285,050                216,353
Lonnie Levi, as Trustee of the Lonnie Levi
     Trust dated February 5, 2001 1                      285,050                216,353
Robert Cohen                                             170,248                129,218
Victor Israel                                             13,922                 10,566
--------------------

1    Each of Edward  Israel and Lonnie  Levi,  as the Trustee of the Lonnie Levi
     Trust dated  February 5, 2001,  has pledged  285,050 units to Merrill Lynch
     Private Finance Inc.,  Merrill Lynch & Co., Inc., its parent,  or any other subsidiary thereof  (collectively,  "ML"). ML may obtain ownership of these units upon a default by such person or demand under pledge  agreements  and the subsequent  exercise of its rights as a secured  creditor to retain the pledged units and may also be a selling shareholder hereunder.

S-2

PROSPECTUS

Camden Property Trust

572,490 Common Shares of Beneficial Interest

o    The  selling  shareholders  listed on page 26 may  offer  and  resell up to
     572,490 common shares under this prospectus for each of their own accounts.
     Beginning on December 25, 1998, these shares may be obtained by the selling shareholders  upon an  exchange  of  units  of  limited  liability  company interest in Oasis Martinique, LLC. Each unit is exchangeable for 0.759 of a common share.  Instead of issuing  common shares upon a tender of units for exchange, we may deliver cash in an amount equal to the market value of the equivalent number of common shares.

o    This prospectus  relates to (1) our possible  issuance of common shares if, and to the extent that, the selling  shareholders tender units for exchange and (2) the offer and sale of these shares by the selling shareholders.  We will not receive any  proceeds  from the  issuance of shares to the selling shareholders or from the sales of shares by the selling shareholders.

o    The selling  shareholders  may sell the shares from time to time on the New
     York Stock  Exchange or  otherwise.  They may sell the shares at prevailing market prices or at prices negotiated with buyers. The selling shareholders will be  responsible  for any  commissions  or discounts due to brokers and dealers.  The amount of those  commissions  or discounts will be negotiated before the sales. We have agreed to pay all other offering expenses.

o    Our common  shares  trade on the New York Stock  Exchange  under the symbol
     "CPT." On November 8, 1999, the closing sale price of a common share on the
     New York Stock Exchange was $27.1875.

      YOU SHOULD CAREFULLY CONSIDER THE RISKS SET FORTH UNDER RISK FACTORS STARTING ON PAGE 3 OF THIS PROSPECTUS.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November 9, 1999

                                TABLE OF CONTENTS

SUMMARY

      The following information highlights selected information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that is important to you. You should read the entire prospectus carefully, including the risk factors.

Offices:                                Our executive offices are located at
                                        Three Greenway Plaza, Suite 1300, Houston,
                                        Texas 77046, and our telephone number is
                                        (713) 354-2500.

Our Business:                           We are a Houston-based real estate
                                        investment trust that owns, develops,
                                        acquires, manages and disposes of
                                        multifamily apartment communities
                                        in the Southwest, Southeast, Midwest
                                        and Western regions of the United States.

Merger With Oasis Residential:          On April 8, 1998, Oasis Residential,
                                        Inc. was merged with and into one
                                        of our wholly-owned subsidiaries.
                                        Prior to the merger, Oasis Residential
                                        was the managing member of, and held an
                                        approximate 99% interest in, Oasis
                                        Martinique.  As a result of the merger,
                                        we became the managing member of, and
                                        acquired this approximate 99% interest
                                        in, Oasis Martinique.  The remaining
                                        approximate 1% interest, comprising
                                        734,270 units, is held by the selling
                                        shareholders.  As of the date of this
                                        prospectus, the only real property owned
                                        by Oasis Martinique is the 713-unit
                                        Martinique Apartment Homes community in
                                        Orange, California, which was built in
                                        1986.

Original Issuance of Units:             On October 23, 1997, ISCO and IFT Properties,
                                        Ltd. contributed the Martinique Apartment
                                        Homes community to Oasis Martinique in
                                        exchange for a total of 886,022 units.
                                        Since this time, 131,752 units have been
                                        exchanged for cash.

Exchange of Units:                      Beginning on December 25, 1998, each unit
                                        became exchangeable for 0.759 of a common
                                        share.  This exchange ratio is subject to
                                        adjustment if we split or subdivide our
                                        common shares, effect a reverse share split
                                        or otherwise combine our outstanding common
                                        shares, or pay a share dividend to holders
                                        of common shares.  Instead of issuing common
                                        shares upon a tender of shares for exchange,
                                        we may deliver cash in an amount equal to
                                        the market value of the equivalent number
                                        of common shares.  Upon an exchange of units
                                        for shares, our ownership interest in
                                        Oasis Martinique will increase.

Restrictions on Ownership of Shares:    To ensure that we qualify as a REIT, transfer
                                        of our capital shares is subject to limitations,
                                        and ownership of our shares by any single person
                                        is generally limited to 9.8% of the total number
                                        of outstanding capital shares.  Any purported
                                        transfer in violation of these limitations will
                                        be void.  These limitations are described in
                                        more detail on page 11 under the heading
                                        "Description of Capital Shares--Restrictions
                                        on Ownership."

                                  RISK FACTORS

         The following information discusses the most significant factors that makes an investment in our shares speculative or risky.  You should carefully consider the following information in conjunction with the other information contained or incorporated by reference in this prospectus before making a decision to invest in our shares.

An exchange of units is taxable                    o     our ability to pay for
                                                         adequate maintenance and
An exchange of units will be                             insurance and increased
treated as a sale of units for                           operating costs, including
federal income tax purposes.                             real estate taxes.
The exchanging holder will
generally recognize gain in an                     Some significant expenditures
amount equal to the value of the                   associated with each property,
common shares and amount of cash                   such as mortgage payments, if
received, plus the amount of                       any, real estate taxes and
liabilities of Oasis Martinique                    maintenance costs, are generally
allocable to the units being                       not reduced when operations from
exchanged, less the holder's tax                   the property decreases.
basis in the units.  It is possible
that the amount of gain recognized                 Unfavorable changes in market and
or the resulting tax liability                     economic conditions could hurt
could exceed thevalue of the                       occupancy or rental rates
shares received in the exchange.
                                                   The market and economic conditions
Rising interest rates would                        in the southeastern, southwestern,
increase our costs and could                       midwestern and western regions of
affect the market price of                         the United States may significantly
our securities                                     affect apartment home occupancy
                                                   or rental rates.  Occupancy and
We have incurred and expect to                     rental rates in those markets, in
continue to incur debt in the                      turn, may significantly affect our
future.  Some of this debt has                     profitability and our ability to
variable or floating interest                      satisfy our financial obligations
rates.  Accordingly, if                            and make distributions to
interest rates increase,                           shareholders.  The risks that may
interest costs will also                           affect conditions in these markets
increase.  In addition, an                         include the following:
increase in market interest rates
may lead purchasers of our                         o     the economic climate, which
securities to demand a higher                            may be adversely impacted by
annual yield, which could adversely                      plant closings, industry
affect the market price of our                           slowdowns and other factors;
outstanding equity or debt
securities.                                        o     local conditions, such as
                                                         oversupply of apartments or
Failure to generate sufficient                           a reduction in demand for
cash flows could limit our ability                       apartments in an area;
to make required payments for debt
service and pay distributions to                   o     a future economic downturn
shareholders                                             that, unlike the last recession,
                                                         which was a "rolling because it
The following factors, among others,                     affected the economies of
may adversely affect the cash flows                      different recession" regions at
generated by our properties:                             different times, simultaneously
                                                         affects more than one of our
o     the national and local                             geographical markets;
      economic climates;
                                                   o     the inability or unwillingness
o     local real estate market                           of residents to pay their
      conditions, such as an                             current rent or rent increases;
      oversupply of apartment
      homes;                                       o     the potential effect of rent
                                                         control or rent stabilization
o     the perceptions by                                 laws, or other laws regulating
      perspective residents of                           housings, on any of our
      the safety, convenience                            properties, that could prevent
      and attractiveness of our                          us from raising rents; and
      properties and the
      neighborhoods in which                       o     competition from other available
      they are located;                                  apartmentsand changes in market
                                                         rental rates.
o     the need to periodically
      repair, renovate and relet
      space; and

Difficulties of selling real estate                o     construction costs have been
could limit our flexibility                              increasing in many of our
                                                         markets, and may continue
Real estate investments can be hard                      to increase in the future.
to sell, especially if market
conditions are poor.  This may limit               Failure to implement our property
our ability to vary our portfolio                  acquisition strategy could impact
promptly in response to changes in                 our profitability
economic or other conditions.  In
addition, the Internal Revenue Code                In the normal course of our
limits our ability to sell properties              business, we continually evaluate
that we have held for fewer than four              a number of potential acquisitions
years, which may affect our ability                and may acquire additional
to sell properties without adversely               operating properties.  Our
affecting shareholder return.                      inability to successfully implement
                                                   our acquisition strategy could result
Failure to implement our property                  in our market penetration decreasing,
development strategy could impact                  which could adversely affect our
our profitability                                  profitability and our ability to
                                                   satisfy our financial obligations
We intend to continue to develop                   and make distributions to
and construct multifamily apartment                shareholders.  Our acquisition
communities.  Our development and                  activities and their success may
construction activities may be exposed             be exposed to a number of risks,
to a number of risks that may increase             including the following:
our construction costs.  This could
adversely impact our profitability and             o     we may not be able to
our ability to satisfy our financial                     identify properties to
obligations and make distributions to                    acquire or effect the
shareholders.  These risks include the                   acquisition;
following:
                                                   o     we may not be able to
o     we may be unable to obtain,                        successfully integrate
      or may face delays in obtaining,                   acquired properties and
      necessary zoning, land-use,                        operations;
      building, occupancy and other
      required permits and                         o     our estimate of the costs
      authorizations, which could                        of repositioning or
      result in increased costs;                         redeveloping the acquired
                                                         property may prove
o     we may incur construction costs                    inaccurate; and
      for a property that exceed our
      original estimates due to                    o     the acquired property may
      increased materials, labor or                      fail to perform as we
      other costs, which could make                      expected in analyzing
      completion of the property                         our investment.
      uneconomical, and we may not be
      able to increase rents to                    Insufficient cash flow could
      compensate for the increase in               affect our debt financing and
      construction costs;                          create refinancing risk

o     occupancy rates and rents at                 As of June 30, 1999, we had
      a newly completed community                  outstanding mortgage indebtedness
      may fluctuate depending on a                 of approximately $356.8 million
      number of factors, including                 and senior unsecured debt of
      market and economic conditions,              approximately $704.4 million, of
      and may result in the community              which approximately $39.0 million
      not being profitable;                        was floating rate debt.  This
                                                   indebtedness could have important
o     we may not be able to obtain                 consequences.
      financing with favorable terms               For example:
      for the development of a
      community, which may make us                 o     if a property is mortgaged
      unable to proceed with its                         to secure payment of
      development;                                       indebtedness, and if we
                                                         are unable to meet our
o     we may not be able to complete                     mortgage payments, we
      construction and lease-up of a                     could sustain a loss as a
      community on schedule, which                       result of foreclosure on
      could result in increased                          the mortgage;
      costs; and
                                                   o     if funds from operations
                                                         are less than the required
                                                         principal and interest
                                                         payments on our existing
                                                         indebtedness, which in
                                                         all cases will  not have
                                                         been fully amortized at
                                                         maturity, we might not be
                                                         able to refinance the debt
                                                         or the terms of such
                                                         refinancing might not be as

o     favorable as the terms of                     Potential liability for environmental
      our existing indebtedness;                    contamination could result in
                                                    substantial costs
o     our vulnerability to general
      adverse economic and industry                 Under various federal, state and
      conditions could be                           local laws, ordinances and
      increased; and                                regulations, we are liable for
                                                    the costs to investigate and remove
o     our flexibility in planning                   or remediate hazardous or toxic
      for, or reacting to, changes                  substances on or in our properties,
      in our business and industry                  often regardless of whether we knew
      could be limited.                             of or were responsible for the
                                                    presence of these substances.
Issuances of additional debt or                     These costs may be substantial.
equity may adversely impact our                     Also, if hazardous or toxic substances
financial condition                                 are present on a property, or if we
                                                    fail to properly remediate such
Our capital requirements depend                     substances, our ability to sell or
on numerous factors, including the                  rent such property or to borrow
occupancy rates of our apartment                    using such property as collateral
properties, dividend payment                        may be adversely affected.
rates to our shareholders,
development and capital                             Compliance or failure to comply
expenditures, costs of                              with laws requiring access to
operations and potential                            our properties by disabled persons
acquisitions.  We cannot accurately                 could result in substantial cost
predict the timing and amount of
our capital requirements.  If                       The Americans with Disabilities
our capital requirements vary                       Act, the Fair Housing Act of 1988
materially from our plans, we may                   and other federal, state and local
require additional financing sooner                 lawsgenerally require that public
than anticipated.  Accordingly,                     accommodations be made accessible to
we could become more leveraged,                     disabled person.  Noncompliance could
resulting in an increased risk of                   result in the imposition of fines by
default on our obligations and in                   the government or the award of damages
an increase in our debt service                     to private litigants.  These laws may
requirements, both of which could                   require us to modify our existing
adversely affect our financial                      properties.  These lawsmay also
condition and our ability to                        restrict renovations by requiring
access debt and equity capital                      improved access to such buildings by
markets in the future.                              disabled persons or may require us to
                                                    add other structural features that
Losses from natural catastrophes                    increase our construction costs.
may exceed our insurance coverage                   Legislation or regulations adopted in
                                                    the future may impose further burdens
We carry comprehensive liability,                   or restrictions on us with respect to
fire, flood, extended coverage                      improved access by disabled persons.
and rental loss insurance on our                    We cannot ascertain the costs of
properties, which we believeis                      compliance with these laws, which
of the type and amount customarily                  may be substantial.
obtained on real property assets.
We intend to obtain similar                         Potential liability for pending
coverage for properties we acquire                  litigation could result in increased
in the future.  However, some losses,               costs and expenses
generally of a catastrophic nature,
such as losses from floods or                       Prior to our merger with Oasis
earthquakes, may be subject to                      Residential, Oasis Residential had
limitations.  We exercise our                       been contacted by several regulatory
discretion in determining amounts,                  agencies with regard to alleged
coverage limits and deductibility                   failures to comply with the Fair
provisions of insurance, with a                     Housing Amendments Act.  These inquiries
view to maintaining appropriate                     pertained to nine properties owned by
insurance on our investments at                     Oasis Residential prior to the merger.
a reasonable cost and on suitable                   We currently own seven of these
terms.  If we suffer a substantial                  properties.
loss, our insurance coverage may
not be sufficient to pay the full                   On February 1, 1999, the Justice
current market value or current                     Department filed a lawsuit against
replacement value of our lost                       us and several other defendants in
investment.  Inflation, changes in                  the United States District Court for
building codes and ordinances,                      the District of Nevada.  We are currently
environmental considerations and                    in the process of determining the
other factors also might it                         extent of the alleged noncompliance
infeasible to use insurance proceeds                and the changes that may be necessitated.
make to replace a property after                    At this time, we are not able to provide
it has been damaged or destroyed.                   an estimate of costs and expenses
                                                    associated with this matter.  We are also
                                                    unable to assure you that we will be

successful in the defense of the                    corporation for federal income tax
Justice Department action.                          purposes, Oasis Martinique would be
                                                    treated as a taxable entity.  In
The complaint alleges (1) that                      such a situation, we would likely
the design and construction of                      fail  to meet the tests to qualify
these properties violated the                       as a REIT.
Fair Housing Act and (2) that we,
through the merger with Oasis                       For any taxable year that we fail
Residential, have discriminated                     to qualify as a REIT, we would be
in the rental of dwellings to                       subject to federal income tax on
persons because of handicap.                        our taxable income at corporate
The complaint requests an                           rates, plus any applicable
order that:                                         alternative minimum tax.  In
                                                    addition, unless entitled to relief
o     declares that the                             under applicable statutory provisions,
      defendants' policies                          we would be disqualified from
      and practices violated                        treatment as a REIT for the four
      the Fair Housing Act;                         taxable years following the year
                                                    during which qualification is lost.
o     enjoins us from (1)                           This treatment would reduce our net
      failing or refusing, to                       earnings available for investment
      the extent possible, to                       or distribution to shareholders
      bring our properties into                     because of the additional tax
      compliance with the Fair                      liability for the year or years
      Housing Act, (2) failing                      involved.  In addition,
      or refusing to take such                      distributions would no longer
      affirmative steps as may                      qualify for the dividends paid
      be necessary to restore,                      deduction nor be required to be
      as nearly as possible, the                    made.  To the extent that
      alleged victims of the                        distributions to shareholders would
      defendants' alleged unlawful                  have been made in anticipation of
      practices to positions they                   our qualifying as a REIT, we might
      would have been in but for                    be required to borrow funds or to
      the discriminatory conduct                    liquidate some of our investments
      and (3) designing or                          to pay the applicable tax.
      constructing any future
      multi-family dwellings                        Share ownership limits and our
      that do not contain the                       ability to issue additional equity
      accessibility and                             securities may prevent takeovers
      adaptability features set                     beneficial to shareholders
      forth in the Fair Housing
      Act; and                                      For us to maintain our qualification
                                                    as a REIT, not more than 50% in
o     requires us to pay damages,                   value of our outstanding shares
      including punitive damages,                   may be owned, directly or indirectly,
      and a civil penalty.                          by five or fewer individuals.  As
                                                    defined for federal income tax
Failure to qualify as a REIT would                  purposes, the term "individuals"
cause us to be taxed as a corporation,              includes a number of specified
which would significantly lower funds               entities.  To minimize the
available for distribution to                       possibility that we will fail
shareholders                                        to qualify as a REIT under this
                                                    test, our declaration of trust
If we fail to qualify as a REIT for                 includes restrictions on transfers
federal income tax purposes, we will                of our shares and ownership limits.
be taxed as a corporation for both                  The ownership limits, aswell as our
current and past years.  We cannot                  ability to issue other classes of
assure you that the Internal                        equity securities, may delay, defer
Revenue Service will not challenge                  or prevent a change in control.
our qualification as a REIT.  We                    These provisions may also deter
also cannot assure you that new                     tender offers for our shares, which
legislation, regulations,                           may be attractive to you, or limit
administrative interpretations or                   your opportunity to receive a premium
court decisions will not change the                 for your shares that might otherwise
tax laws with respect to qualification              exist if a third party were
as a REIT or the federal tax                        attempting to effect a change in
consequences of such qualification.                 control transaction.

In addition, the ownership of an                    Increased competition could limit
interest in Oasis Martinique may                    our ability to lease apartments or
involve special tax risks.  These                   increase or maintain rents
include the possible challenge by
the Internal Revenue Service of                     Our apartment communities compete
allocations of income and expense                   with numerous housing alternatives
items, which could affect the                       in attracting residents, including
computation of our taxable income.                  other rental apartments and
These also include the Internal                     single-family homes that are available
Revenue Service of the status of                    for rent or sale.  Competitive
Oasis possible challenge by the                     residential housing in a particular
Martinique as a  limited liability                  area could adversely affect our
company that is taxable as a                        ability to lease apartments and
partnership for federal income                      increase or maintain rents.
tax purposes.  If Oasis Martinique
was instead treated as an association
taxable as a

Unexpected Year 2000 problems could                 condition and results of operations
adversely affect our financial                      could also be adversely affected if
condition                                           all of our systems are not Year 2000
                                                    compliant or other companies on which
Many of the world's computer systems                we rely are not timely converted.
currently record years in a two-digit               We have implemented a Year 2000
format.  These computer systems will                is divided into comprehensive plan
be unable to properly interpret dates               of action, which  four phases: (1)
beyond the year 1999, which could lead              identification, (2) assessment,
to disruptions in our operations.  This             (3) notification/certification,
is commonly referred to as the "Year                and (4) testing/contingency plans.
2000" issue.  Unexpected problems                   This plan includes three major
associated with the Year 2000 could                 elements: computer systems, other
arise during the implementation of our              equipment and third parties. We are
Year 2000 program, which could                      on the fourth phase for our computer
adversely affect our financial                      systems and the third phase for our
condition and results of operations.                other equipment and third party
Our financial                                       services.

                    WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file                    York  10005.  Our website address is
annual, quarterly and special                       http://www.camdenprop.com.
reports, proxy statements and
other information with the                          This prospectus is only part of a t
Securities and Exchange                             registration statemen on Form S-3
Commission.  You may read and copy                  that we have filed with the SEC
any document we file at the SEC's                   under the Securities Act of 1933
public reference room at 450 Fifth                  and therefore omits some of the
Street, N.W., Washington, D.C.                      information contained in the
20549.  You can request copies of                   registration statement.  We have
these documents by writing to the                   also filed exhibits and schedules
SEC and paying a fee for the copying                to the registration statement that
cost.  Please call the SEC at                       are excluded from this prospectus,
1-800-SEC-0330 for more information                 and you should refer to the applicable
about the operation of the public                   exhibit or schedule for a complete
reference room.  Our SEC filings                    description of any statement referring
are also available to the public                    to any contract or other document.
at the SEC's web site at                            You may inspect or obtain  a copy the
http://www.sec.gov.  In addition,                   registration statement, including
you may read and copy our SEC                       the exhibits and schedules, as
filings at the office of the New                    described in the previous paragraph.
York Stock Exchange at 20 Broad
Street, New York, New

                 INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate                   o     Current Report on Form
by reference" the information we                          8-K/A filed on
file with it, which means that we                         March 10, 1999;
can disclose important information
to you by referring you to those                    o     Current Report on Form
documents.  The information                               8-K filed on April 16,
incorporated by reference is                              1999;
considered to be part of this
prospectus and the information we                   o     Current Report on Form
file later with the SEC will                              8-K filed on April  20,
automatically update and supersede                        1999; and
this information.  We incorporate
by reference the documents listed                   o     Form 8-A filed on June
below and any future filings made                         20, 1993.
with the SEC under Sections 13(a),
13(c), 14 or 15(d) of the                           You may request a copy of these filings
Securities Exchange Act of 1934                     at no cost by writing or telephoning G.
subsequent to the date of this                      Steven Dawson, Senior Vice President-
prospectus and prior to the                         Finance and Chief Financial Officer, at
termination of this offering of                     the following address and telephone
our common shares.                                  number:

The following documents we have                            Camden Property Trust
filed with the SEC (File No.                                Three Greenway Plaza
1-12110) are incorporated by                                     Suite 1300
reference:                                                   Houston, Texas 77046
                                                               (713) 354-2500
o    Annual Report on Form
     10-K for the year ended                        You should rely only on the information
     December 31, 1998 and                          incorporated by reference or provided
     Amendment No. 1 thereto;                       in this prospectus or in any
                                                    prospectus supplement.  We have not
o    Quarterly Report on Form                       authorized anyone else to provide you
     10-Q for the quarter                           with different information.  You
     ended March 31, 1999;                          should not assume that the information
                                                    in this prospectus or any prospectus
o    Quarterly Report on Form                       supplement is accurate as of any date
     10-Q for the quarter                           other than the date on the front of
     ended June 30, 1999;                           those documents.

o    Current Report on Form
     8-K filed on March 10,
     1999;

        CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

We have made statements in this                      o     failure to qualify as a
prospectus that are "forward-                              real estate investment
looking" in that they do not                               trust;
discuss historical fact, but
instead note future expectations,                    o     the costs of our capital;
projections, intentions or other
items relating to the future.                        o     actions of our competitors
These forward-looking statements                           and our ability to respond
include those made in the                                  to those actions;
documents incorporated by
reference in this prospectus.                        o     changes in government
                                                           regulations, tax rates
Reliance should not be place on                            and similar matters;
these forward-looking statements
because they are subject to known                    o     environmental uncertainties
and unknown risks, uncertainties                           and natural disasters;
and other facts that may cause our
actual results or performance to                     o     unexpected Year 2000
differ materially from those                               problems; and
contemplated by the forward-looking
statements.  Many of those factors                   o     other risks detailed in
are noted in conjunction with the                          our other SEC reports or
forward-looking statements in the                          filings.
text.  Other important factors that
could cause actual results to differ                 These forward-looking statements
include:                                             represent our estimates and
                                                     assumptions only as of the date
o        the results of our efforts                  of this prospectus.
         to implement our property
         development strategy;

o        the effect of economic
         conditions;

                               THE COMPANY

We are a Houston-based REIT that                     and units of limited partnership
owns, develops, acquires, manages                    interest in Camden Operating, L.P.
and disposes of multifamily                          This dividend to holders of common
apartment communities in the                         shares or units equates to an
Southwest, Southeast, Midwest and                    annualized dividend rate of
Western regions of the United                        $2.08 per common share or unit.
States.  At June 30, 1999, we
owned interests in, operated or                      Our preferred shares are listed on
were developing 160 multifamily                      the New York Stock Exchange under
properties containing 56,210                         the symbol "CPTPrA."  On November
apartment homes located in nine                      15, 1999 we will pay a quarterly
states.  Eleven of our multifamily                   dividend on our preferred shares of
properties containing 4,720                          $0.5625 per share to all preferred
apartment homes were under                           shareholders of record as of September
development at June 30, 1999.                        30, 1999.  This dividend to holders of
One of our newly developed                           preferred shares equates to an
multifamily properties containing                    annualized dividend rate of $2.25 per
306 apartment homes was in  lease                    preferred share.  We intend to
up at June 30, 1999.  We have                        continue making regular quarterly
several additional sites which                       distributions to our shareholders
we intend to develop into                            and unitholders in accordance with
multifamily apartment                                REIT qualification requirements under
communities.                                         the federal tax code while maintaining
                                                     what management believes to be a
Market for Shares; Dividends                         conservative payout ratio.
and Distributions
                                                     We also expect to continue reducing
Our common shares are listed on                      the payout ratio by raising
the New York Stock Exchange                          distributions at a rate that is less
under the symbol "CPT."  On                          than our funds from operations growth
October 15, 1999 we paid a                           rate.  Distributions depend upon
quarterly dividend of $0.52 per                      a variety of factors, and there can
common share payable to all                          be no assurance that distributions
holders of record of common shares                   will be made.
as of September 30, 1999, and paid
an equivalent amount per unit to
holders of units of limited liability
company interest in Oasis Martinique

                             USE OF PROCEEDS

We will not receive any proceeds                     We have registered these shares
from the issuance of common shares                   because of registration rights
to the selling shareholders or from                  granted to the selling shareholders.
sales of these shares by the selling                 Upon an exchange of units, our
shareholders.                                        ownership interest in Oasis
                                                     Martinique will increase.

                       DESCRIPTION OF CAPITAL SHARES

Our Declaration of Trust provides                    Series A Preferred Shares
that we may issue up to 110,000,000
shares of beneficial interest,                       No holder of Series A Preferred Shares
consisting of 100,000,000 common                     has any  preemptive right to subscribe
shares and 10,000,000 preferred                      for any securities.  Unless converted
shares.  At September 30, 1999,                      into common shares or redeemed, our
40,928,428 common shares and                         Series A Preferred Shares have a
4,165,000 Series A Cumulative                        perpetual term, with no maturity.
Convertible Preferred Shares were
outstanding.                                         Maturity; Redemption.  Our Series A
                                                     Preferred Shares have no stated
Common Shares                                        maturity, and are not subject to any
                                                     sinking fund or mandatory redemption.
Holders of common shares are entitled                The shares are not redeemable prior
to one vote per share.  There is no                  to April 30, 2001 after which date
cumulative voting in the election of                 we may, at our option, redeem the
trust managers.  The board may declare               shares, in whole or in part, either
dividends on common shares in its                    for:
discretion if funds are legally
available for those purposes.  On                     o     $25.00 in cash, plus any
liquidation, common shareholders are                        accumulated, accrued
entitled to receive pro rata any of our                     and unpaid dividends; or
remaining assets, after we satisfy or
provide for the satisfaction of all                   o     the number of common shares
liabilities and obligations on our                          equal to the per share
preferred shares, if any.  Common                           liquidation preference of
shareholders do not have preemptive                         the preferred shares to be
rights to subscribe for or purchase any                     redeemed without regard to
of our capital shares or any other of                       any accumulated, accrued and
our securities, except as may be                            unpaid cash dividends to the
granted by the board.                                       date of redemption divided by
                                                            $32.4638. This divisor is
Preferred Shares                                            subject to adjustment if we
                                                            change our capitalization.
Under our declaration of trust, the board
is authorized, without shareholder approval,         Ranking; Liquidation Preference.  Our
to issue preferred shares in one or more             Series A Preferred Shares rank senior
series, with the designations, powers,               to our common shares with respect
preferences, rights, qualifications,                 to payment of dividends and amounts
limitations and restrictions as the board            upon our liquidation, dissolution or
determines.  Thus, the board, without                winding up.  Upon any such event, the
shareholder approval, could authorize the            holders of Series A Preferred Shares
issuance of preferred shares with voting,            will be entitled to receive a
conversion and other rights that could               liquidation preference of $25.00 per
adversely affect the voting power                    share plus an amount equal to all
and other rights of common shareholders              accumulated, accrued
or that could make it more difficult for             and unpaid dividends.
another company to enter into
a business combination with us.                      Dividends.  Holders of Series A
                                                     Preferred Shares are entitled to
                                                     receive, when as and if declared by
                                                     our board, cumulative cash dividends
                                                     payable in an amount per share equal
                                                     to the greater of:

o        $0.5625 per quarter, which                  o     result in our disqualification
         is equivalent to $2.25 per                        as a REIT.
         year; or
                                                     If any person owns or is deemed to own
o        the cash dividend payable                   more than 9.8% of our total outstanding
         on a common share.                          capital shares, the shares that exceed
                                                     this ownership limit will automatically
Voting Rights.  Holders of our Series                be deemed to be transferred to us.  We
A Preferred Shares do not have any                   will act as trustee of a trust for the
voting rights, except if the dividends               exclusive benefit of the transferees to
are in arrears for six or more                       whom such shares may ultimately be
quarterly periods, in which case such                transferred without violating this
holders may vote for the election of                 ownership limit.  While in trust, these
a total of two additional trust managers.            shares will not be entitled to
                                                     participate in dividends or other
Conversion.  Holders of Series A                     distributions and, except as required
Preferred Shares may convert each of                 by law, will not be entitled to vote.
their shares at any time up to the                   We will have the right, for a period
redemption date for such shares into                 of 90 days during the time any securities
0.7701 of a common share, subject                    are held by us in trust, to purchase all
to adjustment.                                       or any portion of these securities from
                                                     the original shareholder at the lesser of
Restrictions on Ownership                            the price paid for the shares and the
                                                     market price of the shares on the
In order for us to qualify as a                      date we exercise our option to purchase.
REIT under the Internal Revenue Code,
not more than 50% in value of our                    All certificates representing capital
outstanding capital shares may be owned,             shares will bear a legend referring to
directly or indirectly, by five or fewer             the restrictions described above.
individuals or entities during the last
half of a taxable year.  In addition,                These restrictions on ownership may
our capital shares must be beneficially              have the effect of precluding acquisition
owned by 100 or more persons during at               of control unless the board and
least 335 days of a taxable year of 12               shareholders determine that maintenance
months, or during a proportionate part               of REIT status is no longer in our best
of a shorter taxable year.                           interests.

Because the board believes it is                     Shareholder Liability
essential for us to continue to qualify
as a REIT, our declaration of trust                  Our declaration of trust provides that
provides that in general no holder may               no shareholder will be personally or
own, or be deemed to own by virtue of                individually liable in any manner
the attribution provisions of the                    whatsoever for any debt, act, omission
Internal Revenue Code, more than 9.8%                or obligation incurred by us or our board.
of our total outstanding capital shares.             A shareholder will be under no obligation
Any transfer of shares will not be valid             to us or to our creditors with respect
if it would:                                         to such shares other than the obligation
                                                     to pay to us the full amount of the
o     create a direct or indirect                    consideration for which such shares
      ownership of shares in excess                  were issued or to be issued.  By statute,
      of 9.8% of our total outstanding               the State of Texas provides limited
      capital shares;                                liability for shareholders of a
                                                     REIT organized under the Texas Real
o     result in shares being owned by                Estate Investment Trust Act.
      fewer than 100 persons;
                                                     Transfer Agent and Registrar
o     result in our being "closely
      held" within the meaning of                    American Stock Transfer & Trust
      Section 856(h) of the Internal                 Company or its successor is the
      Revenue Code; or                               transfer agent and registrar for the
                                                     common and preferred shares.

                            EXCHANGE OF UNITS

The rights of unitholders to                         If we elect to deliver cash in lieu
exchange their units for common                      of all or any portion of the shares,
shares were granted in the Exchange                  the exchanging holder will receive
Rights  Agreement, dated as of                       shares valued at the average of the
October 23, 1997, among Oasis                        daily closing prices for the 10
Residential, Oasis Martinique and                    consecutive business days commencing
the unitholders named therein                        15 business days before the date of
(the "Exchange Agreement"), and                      tender.
the Amended  and Restated Limited
Liability Company Agreement of                       An exchanging holder effecting an
Oasis Martinique, LLC, dated as                      exchange of all or a portion of its
of October 23, 1997 (the "LLC                        units must deliver to us an exercise
Agreement"). The following summary                   notice, substantially in the form of
of the exchange rights of holders                    Exhibit B to the Exchange Agreement.
of units is not complete.  You                       Within 10 business days after our
should look at the Exchange Rights                   receipt of the exercise notice, we
Agreement and the LLC Agreement                      will deliver a response notice in
that are filed as exhibits to the                    the form of Exhibit A to the Exchange
registration statement of which                      Agreement.  On the twelfth business
this prospectus is a part.  To                       day after the date we receive an
obtain a copy of these documents,                    exercise notice, we will deliver to
see "Where You Can Find More                         the exchanging holder the number of
Information" on page 8.                              common shares to be exchanged or, at
                                                     our election, cash, each in an amount
Each unitholder has the right,                       determined as described above. The
beginning on December 25, 1998,                      common shares to be delivered
to require us to acquire all or                      will be duly authorized, validly
a portion of their units in                          issued, fully paid and nonassessable
exchange for, at our election,                       shares, free of any pledge, lien,
cash or our common shares.  No                       encumbrance or restriction, other
unitholder effecting an exchange                     than those provided in our
of all or a portion of its units                     declaration of trust, any claim
is entitled to tender less than                      pledge, lien, encumbrance or
1,000 units for exchange at any                      restriction contained in an
one time, unless such lesser                         agreement to which the exchanging
amount is all of the units then                      holder is a party or otherwise
owned by the exchanging holder.                      imposed as a result of actions
                                                     taken by the unitholder. We
Upon exchange, the exchanging                        will pay any documentary, stamp
holder will receive either that                      or similar issue or transfer tax
number of common shares determined                   due on the issue of common shares
by multiplying the number of units                   upon exchange other than any tax
tendered by an adjustment factor or,                 that is due because such shares
at our election, an amount of cash                   are to issued in a name other than
equal to the market value of such                    that of the exercising holder.
number of  shares.  As of the date
of this prospectus, the adjustment                   Prior to the date that we receive
factor is 0.759.  The adjustment                     the exercise notice, the exercising
factor will be adjusted to account                   holder will be treated as the holder
for the economic effect of any:                      of the tendered units for all purposes
                                                     of the LLC Agreement, and will have
o        split or subdivision of                     no rights as a holder of our common
         our common shares;                          shares.  If such date is a record
                                                     date for the payment of a dividend,
o        reverse share split or                      the exercising unitholder will be
         other combination of                        treated as a holder of any common
         outstanding common shares; or               shares issuable pursuant to the
                                                     Exchange Agreement and not as a
o        payment of dividends in our                 unitholder.  As of such date, the
         common shares to holders of                 unitholder will in general have no
         our common shares.                          further claim or interest in the
                                                     tendered units.

            COMPARISON OF OWNERSHIP OF UNITS AND COMMON SHARES

   OASIS MARTINIQUE                             CAMDEN PROPERTY TRUST

                  Form of Organization and Assets Owned

Oasis Martinique was organized as                    Camden Property Trust is a Texas
a Delaware limited liability                         real estate investment trust.  We
company.  As of the date of this                     have elected to be taxed as a REIT
prospectus, the only real property                   intend to maintain our qualification
owned by Oasis Martinique is the                     as a REIT.  At June 30, 1999, we owned
713-unit Martinique Apartment Homes                  interests in, operated or were
community in Orange, California.                     developing 160 multifamily properties
This community was built in 1986                     containing 56,210 apartment homes
and contributed to Oasis Martinique                  located in nine states.  Eleven of our
on October 23, 1997.                                 multifamily properties containing
                                                     4,720 apartment homes were under
                                                     development at June 30, 1999.  One of
                                                     our newly developed multifamily
                                                     properties containing 306 apartment
                                                     homes was in lease up at June 30, 1999.
                                                     We have several additional sites which
                                                     we intend to develop into multifamily
                                                     apartment communities.

                                 Purpose

Oasis Martinique's purpose is to                     Under our declaration of trust, we
own, manage, operate, maintain,                      may purchase, hold, lease, manage,
improve, encumber, sell or                           sell, exchange, develop, subdivide
otherwise dispose of, Martinique                     and improve real property and
Apartment Homes, and any other                       interests in real property.
apartment buildings or communities
acquired by Oasis Martinique in
the future, and to ultimately
distribute funds.

                            Additional Equity

As the managing member of Oasis                      Subject to applicable New York Stock
Martinique, Camden Property Trust                    Exchange Rules, our board may issue
may determine that Oasis Martinique                  additional common or preferred
requires additional funds and                        shares, so long as the total number
contribute such funds in exchange                    of shares issued does not exceed the
for capital contributions.  The LLC                  authorized number of shares set forth
Agreement provides that no                           in our declaration of trust.  Our
additional member may be admitted as                 declaration of trust authorizes us
a member of Oasis Martinique, except                 to issue 100,000,000 common shares
upon the acquisition of a member's                   and 10,000,000 preferred shares.
interest in Oasis Martinique.
The admission of an additional member
requires our consent.  The LLC
Agreement also provides that no
additional units will be issued.

    OASIS MARTINIQUE                            CAMDEN PROPERTY TRUST

                            Management Control

All management powers over the                       Our board has exclusive control
business and affairs of Oasis                        over our business affairs subject
Martinique are vested in Camden                      only to the applicable provisions
Property Trust as the managing                       of Texas law and the provisions of
member.  No non-managing member                      our declaration of trust and bylaws.
has any right to participate in
or exercise control or management
power over the business and affairs
of Oasis Martinique.

                             Fiduciary Duties

Under Delaware law, Camden                           Under Texas law, our board must
Property Trust, as the managing                      perform their duties in good faith
member of Oasis Martinique, owes                     and in a manner that they reasonably
a fiduciary duty to Oasis                            believe to be in our best interests.
Martinique.  Consequently, we are                    Trust managers who act in such a
required to exercise good faith                      manner generally will not be liable
and integrity in all of our                          to us for monetary damages by reason
dealings with Oasis Martinique.                      of being a member of the board.

Also, the LLC Agreement provides
that:

o     we, as the managing member,
      are in general not liable
      to Oasis Martinique or any
      non-managing member for
      losses sustained or
      liabilities incurred as a
      result of errors in judgment
      or of any act or omission if
      we acted in good faith in
      accordance with the LLC
      Agreement;

o     as long as we appointed an
      agent in good faith, we
      are not responsible for any
      misconduct or negligence
      of such agent; and

o     we will be presumed to have
      acted in good faith if we
      acted in reliance of opinions
      of consultants and advisors
      in their areas of expertise.

    OASIS MARTINIQUE                           CAMDEN PROPERTY TRUST

                 Management Liability and Indemnification

Oasis Martinique has agreed to                       Our trust managers and officers
indemnify each member and its                        will be indemnified against all
partners, directors, officers,                       losses they suffer as a result
employees or agents against                          of serving in this capacity as
all losses arising from any                          provided in the Texas Real Estate
actions that relate to the                           Investment Trusts Act and our
operations or property of Oasis                      declaration of trust and bylaws.
Martinique.  However, these                          Our board must determine that the
persons will not be indemnified for                  person or officer seeking
fraud, willful misconduct, gross                     indemnification acted in good faith
negligence or knowing violations                     while reasonably believing, in the
of the law or for any transaction                    case of conduct in an official
for which a person received an                       capacity, that such conduct was
improper person benefit in                           in our best interests.  In all
violation of any provision of                        other cases, such conduct must
the LLC Agreement or applicable                      be at least not opposed to our
law.  The persons indemnified                        best interests and, in the case
under this agreement include                         of any criminal proceeding, such
Camden Property Trust and our                        person must have had no reasonable
trust managers and officers.                         belief that such conduct was unlawful.
                                                     If the person involved is not a
                                                     trust manager or officer, but is or
                                                     was our employee or agent, or is or
                                                     was serving at our request as a trust
                                                     manager, officer, employee or agent of
                                                     another entity, our board may cause us
                                                     to indemnify such person to the same
                                                     extent allowed for trust managers
                                                     and officers.

                         Anti-Takeover Provisions

Under the LLC Agreement, we                          Our organizational documents
may hinder Oasis Martinique                          contain a number of provisions
from engaging in a merger or                         that may have the effect of
other business combination.                          delaying or discouraging an
Also, we may not be removed as                       unsolicited proposal for our
managing member by the other                         acquisition or the removal of
members with or without cause.                       incumbent management.  These
We may also restrict a non-                          include provisions that:
managing member from
transferring units.  In addition,                    o    allow the board to authorize
we have the right, exercisable                            preferred shares with superior
on and after the date on which                            voting rights to the common
the non-managing members hold                             shares;
less than 88,602 units, to
acquire all of the outstanding                       o    are designed to avoid
units held by the non-managing                            concentration of share
members.                                                  ownership in a manner that
                                                          would jeopardize our status
                                                          as a REIT under the Internal
                                                          Revenue Code; and

                                                     o    require the affirmative vote
                                                          of the holders of not less
                                                          than 80% of our outstanding
                                                          capital shares for the approval
                                                          of business combinations and
                                                          similar transactions with
                                                          beneficial owners of more
                                                          than 50% of our shares.

    OASIS MARTINIQUE                             CAMDEN PROPERTY TRUST

                              Voting Rights

Under the LLC Agreement, the                         At each annual meeting of
non-managing members have                            shareholders, shareholders
voting rights only as to                             elect our trust managers.  All
specified matters, including                         common shares have one vote per
the following:                                       share and our declaration of trust
                                                     permits the board to classify and
o     dissolving or                                  issue preferred shares in one or
      liquidating Oasis                              more series having voting power
      Martinique,                                    that may differ from that of the
                                                     common shares.
o     bankruptcy, insolvency
      and similar events;                            Texas law requires that fundamental
                                                     changes in an entity's structure be
o     merging, consolidating                         approved by shareholders.  These
      or selling of all or                           changes include:
      substantially all of
      its assets to any other                        o     amendments to the
      person, except in a                                  declaration of trust;
      transaction or series of
      transactions described                         o     mergers and consolidations;
      in Section 1031 of the
      Internal Revenue Code;                         o     dissolution; and

o     commingling the assets of                      o     sales of all or substantially
      Oasis Martinique with                                all of our assets not in the
      those of any other person;                           ordinary course of business.

o     guaranteeing or otherwise
      becoming responsible for
      debt of any other person or
      holding out Oasis Martinique's
      credit as being available to
      satisfy obligations of others;

o     pledging or otherwise
      encumbering its assets
      for the benefit of any
      other person;

o     amending, modifying or
      terminating the LLC
      Agreement other than to
      reflect the admission,
      substitution, termination
      or withdrawal of members;

o     subject to the rights of
      transfer provided in the
      LLC Agreement, transferring
      or approving in the transfer
      of the membership interest of
      the managing member, or
      admitting into Oasis
      Martinique any successor
      managing member; or

o     having any subsidiary of
      Oasis Martinique.

The non-managing members do not
otherwise have the right to vote
on decisions relating to the
operations or management of
Oasis Martinique.

  OASIS MARTINIQUE                           CAMDEN PROPERTY TRUST

                             Liability of Investors

Under the LLC Agreement and                        Under Texas law, shareholders
Delaware law, the liability                        are not liable for our debts
of non-managing members for                        or obligations.
the debts and obligations of
Oasis Martinique is generally
limited to the amount of their
investment in Oasis Martinique,
together with their interest
in any undistributed income.

                                Liquidity

Non-managing members may not                       Shares issued pursuant to this
generally transfer their units                     prospectus will be freely
without our consent.                               transferable, subject to
                                                   prospectus delivery and other
                                                   requirements of the Securities
                                                   Act of 1933.

                                                   Our common shares are listed
                                                   on the New York Stock Exchange.
                                                   The breadth and strength of this
                                                   secondary market will depend,
                                                   among other things, upon the
                                                   number of shares outstanding,
                                                   our financial results, the
                                                   general interest in our and
                                                   other real estate investments,
                                                   and our dividend yield compared
                                                   to that of other debt and
                                                   equity securities.

                           Distribution Rights

Under the LLC Agreement, Oasis                     Holders of our common shares are
Martinique makes quarterly                         entitled to such dividends as may
distributions to non-managing                      be legally declared from time to
members as generally described                     time by our board.  In order for
below:                                             us to qualify as a REIT, we are
                                                   required to distribute with respect
o    an amount per unit                            to each taxable year dividends,
     equal to the cash dividend                    other than capital gain dividends,
     a unitholder would have                       to our shareholders in an aggregate
     received if its units                         amount at least equal to:
     had been exchanged for
     Camden common shares; and                     o     the sum of 95% of our
                                                         "REIT taxable income,"
o    an amount to all non-                               which is computed without
     managing members equal                              regard to the dividends-paid
     to 5% of Oasis Martinique's                         deduction and our capital
     net cash flow in excess of                          gain, and 95% of the net
     $6.6 million, payable to                            income, if any, from
     each non-managing member                            foreclosure property; minus
     in proportion to its unit
     holdings; and                                 o     the sum of particular items
                                                         of non-cash income.
o    an amount to all non-
     managing members equal
     to 1% of any remaining
     net cash flow, payable
     to each non-managing
     member in proportion to
     its unit holdings.

   OASIS MARTINIQUE                             CAMDEN PROPERTY TRUST

                                  Taxes

Oasis Martinique itself is not                      Distributions made by us to
subject to federal income tax.                      our taxable domestic shareholders
Instead, each unitholder includes                   out of current or accumulated
its allocable share of Oasis                        earnings and profits will be
Martinique's taxable income or                      taken into account by them as
loss in determining its individual                  ordinary income.  Distributions
federal income tax liability.                       that are designated as capital
Cash distributions from Oasis                       gain dividends generally will be
Martinique are not taxable to                       taxed as gains from the sale
a unitholder in the absence of                      or disposition of a capital asset.
allocations of income except                        Distributions in excess of current
to the extent they exceed such                      or accumulated earnings and profits
holder's basis in its interest                      will be  treated as a non-taxable
in Oasis Martinique.  A holder's                    return of basis to the extent of a
basis will include such holder's                    shareholder's adjusted basis in
allocable share of Oasis                            its common shares, with the
Martinique non-recourse debt.                       excess taxed as capital gain.

Income and loss from Oasis                          Dividends paid by us will be
Martinique generally is subject                     treated as "portfolio" income
to the "passive activity"                           and cannot be offset with losses
limitations.  Under the "passive                    from "passive activities."
activity" rules, income and loss
from Oasis Martinique that is                       Shareholders who are individuals
considered "passive" generally                      generally should not be required
can only be offset against                          to file state income tax returns
income and loss from other                          and/or pay state income taxes
investments that constitute                         outside of their state of
"passive activities."                               residence with respect to our
                                                    operations and distributions.
Unitholders are required, in                        We may be required to pay state
some cases, to file state                           income taxes in some states.
income tax returns and/or
pay state income taxes in the
states in which Oasis Martinique
owns property, even if they
are not residents of those
states. As of the date of this
prospectus, Oasis Martinique's
only real property is located
in California.

                 MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following is a general                          The opinion is expressed as
summary of the material                             of its date and Locke Liddell
federal income tax consequences                     & Sapp LLP has no obligation
relating to us and our common                       to advise us of any change in
shares.  The summary is based                       applicable law or of any matters
on current law.  It is not tax                      stated, represented or assumed,
advice and presents general                         after the date of such opinion.
information only.  The summary
is not exhaustive of all possible                   You should be aware that opinions
tax consequences.  Your actual                      of counsel are not binding upon
tax consequences as a taxpayer                      the Internal Revenue Service or
can be complicated and will                         any court. Our opinion of counsel
depend on your specific situation,                  is based upon written factual
including variables you cannot                      representations and covenants
control.  You should consult                        made by us regarding the past,
your own tax advisor for a full                     present and future conduct of
understanding of the tax                            our business operations and
consequences of the purchase,                       the business operations of
holding and sale of common shares.                  Oasis Martinique.  Furthermore,
You should also consult your tax                    our opinion of counsel regarding
advisor to determine the effect                     our continued qualification as a
of any potential changes in                         REIT is conditioned upon, and
applicable tax laws.                                such continued qualification as
                                                    a REIT will depend on, our
We have elected to be taxed as                      ability to meet, through actual
a REIT under the Internal Revenue                   annual operating results, the
Code since our taxable year ended                   various REIT qualification
December 31, 1993.  We believe                      tests under the Internal
that we have been organized and                     Revenue Code.
have operated in a manner that
qualifies us for taxation as a                      In addition, we cannot assure
REIT under the Internal Revenue                     you that new legislation,
Code.  We also believe that we                      regulations or administrative
will continue to operate in a                       interpretations will not
manner that will preserve our                       change the tax laws with respect
status as a REIT.  We cannot,                       to our qualification as a REIT,
however, assure you that such                       the qualification of Oasis
requirements will be met in the                     Martinique as a partnership
future.                                             or any other matter discussed
                                                    herein.
We have not requested a ruling
from the Internal Revenue Service                   Tax Consequences of an Exchange
regarding our REIT status.  We                      of Units
have, however, received an
opinion from the law firm of                        An exchange of units for common
Locke Liddell & Sapp LLP                            shares or cash will be a fully
to the effect that:                                 taxable transaction to a
                                                    unitholder.  The unitholder
o        we have met the requirements               will generally recognize gain
         for qualification and                      in an amount equal to the value
         taxation as a REIT for each                of the common shares and the
         taxable year commencing                    amount of cash received, plus
         with the taxable year ended                the amount of liabilities of
         December 31, 1993;                         Oasis Martinique allocable to
                                                    the units being exchanged, less
o        our diversity of equity                    its tax basis in these units.
         ownership, operations                      This gain may exceed the value
         through the date of the                    of the common shares and the
         opinion and proposed method                amount of cash received.
         of operation should allow                  However, if we elect to pay
         us to qualify as a REIT                    cash for the units exchanged
         for the taxable year ending                and we use cash received from
         December 31, 1999;                         Oasis Martinique for such
                                                    purpose, it is possible that
o        as of the date of the o                    such payment will be treated
         pinion, Oasis Martinique                   for federal income tax purposes
         will be treated for                        as a redemption by Oasis
         federal income tax                         Martinique of the units
         purposes as a partnership                  exchanged.  In this case, the
         and not taxable as an                      unitholder would recognize
         association taxable                        gain to the extent that the
         as a corporation; and                      cash received, plus the amount
                                                    of any of Oasis Martinique's
o        the discussion regarding                   liabilities allocable to the
         "Material Federal Income                   units being exchanged, exceeds
         Tax Consequences" set                      the adjusted tax basis in all
         forth in this section,                     of the holder's units prior
         to the extent that it                      to such payment.
         describes matters of
         law or legal conclusions,
         is correct in all
         material respects.

The recognition of any loss                         o     if we fail to satisfy
resulting from an exchange of                             the gross income tests
units is subject to a number                              under the REIT provisions
of limitations set forth in                               of the Internal Revenue
the Internal Revenue Code.                                Code, but have maintained
The character of any gain or                              our qualification as a
loss arising from an exchange                             REIT, we will be subject
as capital or ordinary will                               to  a tax equal to the
depend on the character of                                net income attributable
the units in the hands of the                             to the greater of the
unitholder as well as the                                 amount by which we fail
nature of the assets of Oasis                             such tests, multiplied
Martinique at the time of the                             by a fraction intended
exchange.  As of the date of                              to reflect our
this prospectus, Oasis                                    profitability;
Martinique's only real property
is the Martinique Apartment                         o     we will be subject
Homes community.                                          to a 4% excise tax
                                                          on the excess of the
Federal Income Taxation of                                distributions to
the Company                                               shareholders required
                                                          by the Internal Revenue
As long as we qualify for                                 Code, over the amount
taxation as a REIT, we generally                          we actually distribute;
will not be subject to federal                            and
corporate income taxes on that
portion of our ordinary income                      o     if (a) we acquire any
or capital gain that is currently                         asset from a corporation
distributed to shareholders.  An                          that is subject to full
investment in a corporation                               corporate-level tax in a
usually results in "double                                carryover-basis transaction,
taxation" on earnings, once at                            and (b) we subsequently
the corporate level and once                              recognize gain on the
again at the shareholder level.                           disposition of such asset
The REIT provisions of the                                during the ten-year period
Internal Revenue Code generally                           beginning on the date on
allow us to deduct dividends                              which we acquire the
paid to our shareholders.  The                            asset, then the excess
deduction for dividends paid                              of the fair market value
to shareholders substantially                             of the asset as of the
eliminates the federal "double                            beginning of the 10-year
taxation" on earnings.                                    period over our adjusted
                                                          basis in such asset at
Even if we qualify for taxation                           such time will be subject
as a REIT, we will be subject to                          to tax at the highest
federal income tax as follows:                            regular corporate rate.

o     we will be taxed at                           REIT Qualification
      regular corporate rates
      on our undistributed                          Income Tests.  In general, in
      REIT taxable income,                          order to qualify as a REIT,
      including undistributed                       we must derive at least 95%
      net capital gains;                            of our gross income from
                                                    real estate sources and passive
o     under some circumstances,                     investments, such as dividends
      we may be subject to the                      and interest and gain from the
      "alternative minimum tax"                     sale or disposition of stock or
      as a consequence of our                       securities.  We must also derive
      items of tax preference;                      at least 75% of our gross income
                                                    from real estate sources.  Rent
o     we will be taxed at the                       derived from leases will be
      highest corporate rate                        qualifying income under the
      on our net income from                        REIT requirements, provided
      the sale or other                             several requirements are satisfied.
      disposition of                                Among other requirements, a
      "foreclosure property"                        lease may not have the effect
      that is held primarily                        of giving us a share of the net
      for sale to customers                         income of the lessee, and the
      in the ordinary course                        amount of personal property
      of business or other non-                     leased under the lease must
      qualifying income from                        not exceed a defined threshold.
      foreclosure property;                         In addition, all leases must
                                                    also qualify as "true" leases
o     we will be subject to                         for federal income tax purposes,
      a 100% tax on any net                         and not as service contracts,
      income from prohibited                        joint ventures and other types
      transactions, which                           of arrangements.  Generally,
      are, in general, sales                        we may not provide services to
      or other dispositions of                      lessees or their subtenants,
      property held primarily                       other than customary and de
      for sale to customers in                      minimis non-customary services.
      the ordinary course of
      business, other than                          Payments under a lease will
      foreclosure property;                         not constitute qualifying
                                                    income for purposes of the
                                                    REIT requirements if we own,
                                                    directly or indirectly, 10%
                                                    or more of the ownership
                                                    interests in the lessee.
                                                    Constructive

ownership rules will apply                          than inventory acquired by reason
to determin our ownership                           of some foreclosures, is subject
in a lessee.  For instance,                         to a 100% tax unless eligible for
we may be deemed to own the                         a safe harbor.  Due to minimum
assets of any shareholder who                       distribution requirements, we must
owns 10% or more in value of                        generally distribute each year
our shares.  These assets that                      at least 95% of our taxable
we may potentially be deemed                        income for the year, excluding
to own would include any                            any net capital gain.
ownership interest owned in
lessees of our properties.                          Failure to Qualify as a REIT

Our declaration of trust contains                   If we fail to qualify for taxation
provisions that are designed to                     as a REIT in any taxable year
prevent a shareholder from owning                   and the relief provisions do not
common shares that would cause us                   apply, the following consequences
to own, actually or constructively,                 will occur:
10% or more of the ownership interests
in a lessee.  Thus, we should never                 o     we will be subject to
own, actually or constructively, 10%                      tax, including any
or more of a lessee.  However, no                         applicable alternative
absolute assurance can be given that                      minimum tax, on our
transfers, or other events of which                       taxable income at regular
we have no knowledge, will not cause                      corporate rates;
us to own constructively 10% or more
of one or more lessees at some future               o     we will be unable to
date.                                                     deduct distributions
                                                          to our shareholders;
Asset Tests.  On the last day of
each calendar quarter, we must                      o     we will not be required
meet two tests concerning the                             to make shareholder
nature of our assets.  First,                             distributions;
at least 75% of the value of our
total assets generally must                         o     to the extent that we
consist of real estate assets,                            make distributions from
cash, cash items, including                               our current and accumulated
receivables, and government                               earnings and profits, the
securities.  For this purpose,                            distributions will be
"real estate assets" include                              dividends, taxable to our
interests in real property,                               shareholders as ordinary
interests in loans secured by                             income;
mortgages on real property or
by interests in real property,                      o     subject to the limitations
shares in other REITs and                                 of the Internal Revenue Code,
particular options, but exclude                           our corporate shareholders
mineral, oil or gas royalty                               may be eligible for the
interests.  The temporary                                 dividends-received deduction;
investment of new capital in                              and
debt instruments also qualifies
under this 75% asset test, but                      o     unless we are entitled to
only for the one-year period                              relief under specific
beginning on the date we receive                          statutory provisions, we
the new capital.  Second, the                             will be disqualified
asset tests prevent us from                               from qualification as a
holding 10% or more of the                                REIT for the four taxable
voting securities of corporate                            years following the year
issuers other than our wholly-                            during which qualification
owned corporate subsidiaries.                             is lost.
The asset tests also prevent us
from investing more than 5% of our                  It is not possible to state whether
assets in securities of corporate                   in all circumstances we would be
issuers other than our wholly-                      entitled to such statutory relief.
owned corporate subsidiaries.                       For example, if we fail to satisfy
We must satisfy the asset tests                     the gross income tests because
at the close of each quarter.                       nonqualifying income that we
If we fail an asset test as of                      intentionally incur exceeds the
the close of a quarter, we must                     limit on such income, the Internal
satisfy the asset tests within                      Revenue Service could conclude that
the 30-day period following the                     we are not entitled to statutory
close of that quarter.  We cannot                   relief because our failure to
assure you that the Internal                        satisfy the tests was not due to
Revenue Service will not challenge                  reasonable cause.
our compliance with these tests.
If we hold assets in violation
of the applicable asset tests,
we would be disqualified as a
REIT.

Other Restrictions.  The REIT
requirements impose a number
of other restrictions on our
operations.  For example, any
net income that we derive from
sales of property in the ordinary
course of business, other

Taxation of Taxable U.S. Shareholders                its shares for tax purposes by
                                                     the amount of the amount of the
As used below, the term "U.S.                        distribution.  Basis will not,
Shareholder" means a holder of                       however, be adjusted below zero.
common shares of who for United
States federal income tax purposes:                  If we make such distributions to
                                                     a shareholder in excess of the U.S.
o     is a citizen or resident                       Shareholder's adjusted basis in its
      of the United States;                          shares and if the shares have been
                                                     held as a capital asset, the
o     is a corporation, partnership,                 distributions will be taxable as
      or other entity created or                     capital gains.  If we make such
      organized in or under the                      distributions to a shareholder in
      laws of the United States                      excess of the U.S. Shareholder's
      or of any state thereof or                     adjusted basis in its shares and
      in the District of Columbia,                   if the U.S. Shareholder has held
      unless, in the case of a                       the shares for more than one year,
      partnership, Treasury                          the distributions will be taxable
      Regulations provide                            as long-term capital gain.
      otherwise;
                                                     If (a) we declare dividends in
o     is an estate the income                        October, November or December of
      of which is subject to                         any year that are payable to
      United States federal                          shareholders of record on a specified
      income taxation regardless                     date in any of these months, and
      of its source; or                              (b) we actually pay the dividend
                                                     on or before January 31 of the
o     is a trust whose                               following calendar year, we will
      administration is subject                      treat such dividends as both paid
      to the primary supervision                     by us and received by the shareholders
      of a United States court                       on December 31 of the year in which the
      and which has one or more                      dividends are declared.
      United States persons who
      have the authority to                          Shareholders may not include in
      control all substantial                        their own income tax returns any of
      decisions of the trust.                        our net operating losses or capital
                                                     losses.
However, to the extent provided
in Treasury Regulations, some trusts                 Capital Gain Distributions.
in existence on August 20, 1996, and                 Distributions that we properly
treated as United States persons prior               designate as capital gain dividends
to this date that elect to continue                  will be taxable to taxable U.S.
to be treated as United States persons,              Shareholders as gains to the
will also be considered U.S.                         extent that they do not exceed our
Shareholders.                                        actual net capital gain for the
                                                     taxable year from the sale or
Distributions Generally.  As                         disposition of a capital asset.
long as we qualify as a REIT, any                    Capital gain dividends are taxable
distributions that we make to our                    to non-corporate U.S. Shareholders
shareholders out of our current or                   at a 20% or 25% rate.  The rate
accumulated earnings and profits,                    will depend on the period of time
other than capital gain dividends                    we have held the assets that
discussed below, will constitute                     produced these gains, whether there
dividends taxable to our taxable                     is any "unrecaptured Section 1250
U.S. Shareholders as ordinary income.                gain," as described below, and
These distributions will not be                      whether we make any designations
eligible for the dividends-                          that affect the rate.  U.S.
received deduction in the case                       Shareholders that are corporations
of U.S. Shareholders that are                        may, however, be required to treat
corporations.  For purposes of                       up to 20% of particular capital gain
determining whether the                              dividends as ordinary income.
distributions we make to holders
of common shares are out of                          Capital Gains.  The Internal Revenue
current or accumulated earnings                      Service Restructuring and Reform Act
and profits, our earnings and                        of 1998 altered the taxation of capital
profits will be allocated first                      gain income.  Under this act,
to our outstanding preferred                         individuals, trusts and estates that
shares and then to common shares.                    hold particular investments for more
                                                     than one year are generally taxed
To the extent that we make                           at a maximum long-term capital gain
distributions, other than                            rate of 20% on the sale or exchange
capital gain dividends, in                           of those investments.  In addition, the
excess of our current and                            Taxpayer Relief Act of 1997 provided
accumulated earnings and profits,                    for changes to prior law, including a
these distributions will be treated                  maximum rate of 25% for "unrecaptured
first as a tax-free return of capital                Section 1250 gain"
to each U.S. Shareholder.  This
treatment will reduce the adjusted
basis which each U.S. Shareholder
has in

for individuals, trusts and                               included in the U.S.
estates and special rules for                             Shareholder's long-term
"qualified 5-year gain." This                             capital gains;
act allows the Internal Revenue
Service to prescribe regulations                    o     receive a credit or
on how the act's new capital gain                         refund for the amount of tax
rates will apply to sales of                              deemed paid by it;
capital assets by or interests
in "pass-thru entities,"                            o     increase the adjusted
including REITs. In general,                              basis of its common
Internal Revenue Service Notice                           shares by the difference
97-64 provides that a REIT must                           between the amount of
determine the maximum amounts that                        includable gains and the
may be designated in each class of                        tax deemed to have
capital gain dividends as if the                          been paid by it; and
REIT were an individual whose
ordinary income is subject to a                     o     in the case of a U.S.
marginal tax rate of at least 28%.                        Shareholder that is a
As discussed below, similar rules                         corporation, appropriately
will apply in the case of designated                      adjust its earnings
retained capital gains.  Final                            and profits for the
regulations when issued may alter                         retained capital gains
the current Internal Revenue                              in accordance with
Service administrative pronouncements.                    Treasury Regulations to
In addition, the Internal Revenue                         be prescribed by the
Service has not prescribed regulations                    Internal Revenue Service.
regarding the application of the new
rates to the sale of shares in REITs,               Dispositions of Common Shares
and it remains unclear whether and
how the new rules will affect such                  U.S. Shareholders who sell or
sales.  Investors are urged to consult              dispose of common shares will
their own tax advisors with respect to              recognize gain or loss for
the rules contained in this act.                    federal income tax purposes in
                                                    an amount equal to the difference
Passive Activity Losses and                         between the amount of cash and
Investment Interest Limitations.                    the fair market value of any
Distributions we make and gain arising              property received on the sale
from the sale or exchange by a U.S.                 or other disposition and the
Shareholder of our shares will not                  holder's adjusted basis in the
be treated as passive activity income.              shares for tax purposes.  If
As a result, U.S. Shareholders generally            the common shares were held as
will not be able to apply any "passive              a capital asset, then this
losses" against this income or gain.                gain or loss will be capital
Generally, our distributions that do                gain or loss.  If the common
not constitute a return of capital                  shares were held for more than
will be treated as investment income                one year, the capital gain or
for purposes of computing the investment            loss will be long-term capital
interest limitation.  Gain arising from             gain or loss.  In general, if
the sale or other disposition of our                the common shares were held for
shares, however, will generally not                 six months or less and a U.S.
be treated as investment income.                    Shareholder recognizes loss upon
                                                    the sale or other disposition of
Retention of Net Long-Term Capital                  the common shares, the loss will
Gains.  We may elect to retain,                     be treated as a long-term capital
rather than distribute as a capital                 loss, to the extent distributions
gain dividend, our net long-term                    were received from us that were
capital gains.  If we make this                     required to be treated as long-term
election, we would pay tax on our                   capital gains.  The calculation of
retained net long-term capital                      this six-month holding period
gains.  In addition, to the extent                  requires the application of
we elect to retain net long-term                    relevant holding period rules.
capital gains, a U.S. Shareholder
generally would:                                    Backup Withholding

o        subject to limitations,                    We report to our U.S. Shareholders
         include its proportionate                  and the Internal Revenue Service
         share of our undistributed                 the amount of dividends paid during
         long-term capital gains in                 each calendar year, and the amount
         computing its long-term                    of any tax withheld.  Under the
         capital gains in its return                backup withholding rules, a
         for its taxable year in which              shareholder may be subject to
         the last day of our taxable                backup withholding at the rate
         year falls;                                of 31% with respect to dividends
                                                    paid unless the holder:
o     be deemed to have paid
      the capital gains tax                         o      is a corporation or
      imposed on us on the                                 comes within other specific
      designated amounts                                   exempt categories and,
                                                           when required, demonstrates
                                                           this fact; or

o        provides a taxpayer                        tax advisors concerning these
         identification number,                     "set aside" and reserve
         certifies as to no loss                    requirements.
         of exemption from backup
         withholding, and otherwise                 However, a portion of the
         complies with applicable                   dividends paid by a "pension
         requirements of the backup                 held REIT" will be treated
         withholding rules.                         as unrelated business taxable
                                                    income to any trust that:
A U.S. Shareholder that does not
provide us with a correct taxpayer                  o      is described in Section
identification number may also be                          401(a) of the Internal
subject to penalties imposed by the                        Revenue Code;
Internal Revenue Service.  Backup
withholding is not an additional tax.               o      is tax-exempt under
Any amount paid as backup withholding                      Section 501(a) of the
will be creditable against the                             Internal Revenue Code; and
shareholder's income tax liability.
In addition, we may be required to                  o      holds more than 10%
withhold a portion of capital gain                         by value of the interests
distributions to any shareholder                           in the REIT.
who fails to certify its non-foreign
status.  See "--Taxation of Non-                    Tax-exempt pension funds that are
U.S. Shareholders."                                 described in Section 401(a) of the
                                                    Internal Revenue Code are referred
Taxation of Tax-Exempt Shareholders                 to below as "qualified trusts."

The Internal Revenue Service                        A REIT is a "pension held REIT" if:
has ruled that amounts distributed
as dividends by a qualified REIT                    o      it would not have
do not constitute unrelated business                       qualified as a REIT but for
taxable income when received by a                          the fact that Section 856(h)
tax-exempt entity.  Based on that                          (3) of the Internal Revenue
ruling, except for the tax-exempt                          Code provides that stock owned
shareholders described below,                              by qualified trusts will be
if a tax-exempt shareholder has                            treated, for purposes of the
not held its shares as "debt                               "not closely held" requirement,
financed property" within the                              as owned by the beneficiaries
meaning of the Internal Revenue                            of the trust rather than by
Code and the shares are not                                the trust itself; and
otherwise used in a trade or
business, then dividend income                      o      either, (1) at least one
received from us will not be                               such qualified trust holds
unrelated business taxable                                 more than 25% by value of
income to the tax-exempt s                                 the interests in the REIT,
hareholder.  Generally, common                             or (2) one or more such
shares will be "debt financed                              qualified trusts, each of
property" if the exempt shareholder                        which owns more than 10%
financed the acquisition of the                            by value of the interests
common shares through a borrowing.                         in the REIT, holds in the
Similarly, income from the sale                            aggregate more than 50%
of shares will not constitute                              by value of the interests
unrelated business taxable income                          in the REIT.
unless a tax-exempt shareholder
has held its shares as "debt                        The percentage of any REIT
financed property" within the                       dividend treated as unrelated
meaning of the Internal Revenue                     business taxable income is
Code or has used the shares in                      equal to the ratio of:
its trade or business.
                                                    o      the unrelated business
For tax-exempt shareholders that                           taxable income earned
are social clubs, voluntary                                by the REIT, treating
employee benefit associations,                             the REIT as if it were
supplemental unemployment benefit                          a qualified trust and
trusts, and qualified group legal                          therefore subject to
services plans exempt from federal                         tax on its unrelated
income taxation under Internal                             business taxable income, to
Revenue Code Section 501(c)(7),
(c)(9), (c)(17) or (c)(20),                         o      the total gross income
respectively, income from an                               of the REIT.
investment in our shares will
constitute unrelated business                       A de minimis exception applies
taxable income unless the                           where the percentage is less than
organization is able to properly                    5% for any year.  The provisions
deduct amounts set aside or                         requiring qualified trusts to
placed in reserve for specified                     treat a portion of REIT distributions
purposes so as to offset the income
generated by its investment in
our shares.  These prospective
investors should consult their own

as unrelated business taxable                             loss and other items, which
income will not apply if the REIT                         could affect the computation
is able to satisfy the "not closely                       of our taxable income or the
held" requirement without relying                         taxable income of a holder of
upon the "look-through" exception                         units; and
with respect to qualified trusts.
                                                    o     the possible challenge by
Taxation of Non-U.S. Shareholders                         the Internal Revenue Service
                                                          of the status of Oasis
The preceding discussion does                             Martinique as a partnership,
not address the rules governing                           as opposed to an association
United States federal income                              taxable as a corporation, for
taxation of the ownership and                             federal income tax purposes.
disposition of common shares by
person that are not U.S. Shareholders.              If Oasis Martinique were treated as
In general, non-U.S. Shareholders may               an association taxable as a corporation
be subject to special tax withholding               for federal income tax purposes,
requirements on distributions from us               Oasis Martinique would be treated as
and with respect to their sale or                   a taxable entity.  In addition, in
other disposition of our common shares,             such a situation:
except to the extent reduced or
eliminated by an income tax treaty                  o     if we owned more than 10%
between the United States and the                         of the outstanding voting
non-U.S. Shareholder's country.  A                        securities of Oasis Martinique
non-U.S. Shareholder who is a                             or the value of such securities
shareholder of record and is eligible                     exceeded 5% of the value of our
for reduction or elimination of                           assets, we would fail to satisfy
withholding must file an appropriate                      the REIT asset tests and would
form with us in order to claim such                       therefore fail to qualify as a
treatment.  Non-U.S. Shareholders                         REIT;
should consult their own tax advisors
concerning the federal income tax                   o     distributions from Oasis
consequences to the of an acquisition                     Martinique to us would
of common shares, including the                           be treated as dividends,
federal income tax treatment of                           which are not taken into
dispositions of interests in us                           account in satisfying the
and the receipt of distributions                          75% gross income test
from us.                                                  described above and could,
                                                          therefore, make it more
Other Tax Consequences                                    difficult for us to satisfy
                                                          such test;
We may be subject to state or
local taxation in various                           o     the interest in Oasis
state or local jurisdictions,                             Martinique held by us
including those in which we                               would not qualify as a
transact business.  In addition,                          "real estate asset," which
our shareholders may be subject                           could make it more difficult
to state or local taxation in                             for us to meet the 75% asset
various state or local jurisdictions,                     test described above; and
including those in which they reside.
Our state and local tax treatment                   o     we would not be able to
may not conform to the federal                            deduct our share of any
income tax consequences discussed                         losses generated by Oasis
above.  In addition, your state                           Martinique in computing
and local tax treatment may not                           our taxable income.
conform to the federal income tax
consequences discussed above.                       Proposed Legislation
Consequently, you should consult
your tax advisor regarding the                      The rules dealing with federal
effect of state and local tax laws                  income taxation are constantly
on a disposition of units or an                      under review by Congress, the
investment in our shares.                           IRS and the Treasury Department.
                                                    For example, on February 1, 1999,
Status of Oasis Martinique as a                     President Clinton released a
Partnership                                         proposed budget for fiscal year
                                                    2000.  The budget proposal
The ownership of an interest in                     contained a variety of proposed
Oasis Martinique, a limited liability               income tax changes, three of which
company that is intended to be taxable              pertain to REITs.  First, under
as a partnership for federal income tax             current law, REITs may not own more
purposes, may involve special tax risks,            than 10% of the voting stock of a
including:                                          regular corporation.  Under the
                                                    proposal, REITs also would not
o     the possible challenge by                     be permitted to own more than 10%
      the Internal Revenue Service                  of the value of all classes of stock
      of allocations of income,                     of a corporation unless the
                                                    corporation qualified as a "qualified
                                                    business subsidiary" or a "qualified

independent contractor subsidiary".                 be effective for elections that are
Even if it does so quality,                         first effective for a taxable year
the proposal would disallow                         beginning after January 1, 2000, and
a deduction for all interest payments               for mergers into REITs after December
on debt to, or guaranteed by, a REIT                31, 1999.  Partially in response to
that owns stock of such entities.                   the first proposal described above,
Second, the proposal would prohibit                 legislation has been passed by the
any one person other than a REIT from               House of Representatives and the
owning more than 50% of the total                   Senate proposing the adoption of
combined voting power of all voting                 the Real Estate Investment
stock or more than 50% of the total                 Modernization Act of 1999.  This
value of shares of all classes of                   proposed legislation, if enacted,
stock of the REIT.  Current law                     among other things, also would
already contains ownership restrictions             prohibit a REIT from owning more
applicable to individuals; this new                 than 10% of the total voting
limitation would affect owners other                power and more than 10% of the
than individuals.  This proposal would              total value of the outstanding
be effective for entities electing                  securities of any one issuer, unless
REIT status for taxable years beginning             that issuer constitutes a "taxable
on or after the date of first committee             REIT subsidiary."  However, the
action.  Third, the proposal would treat            definition of a taxable REIT
a regular C corporation with a fair market          subsidiary contained in this
value of more than $5,000,000 that elects           proposed legislation is broader
REIT status or merges into a REIT as if             than the budget proposal definition
the regular corporation had liquidated              of a qualified business subsidiary or
and distributed all its assets to its               a qualified independent contractor
shareholders, and its shareholders had              subsidiary.  Changes to and
then contributed the assets to the                  interpretations of the federal laws
electing or existing REIT.  This deemed             could adversely affect the tax
liquidation would cause the regular                 consequences of an investment in our
corporation to be taxed as if it had                common shares.  We cannot predict
sold its assets for fair market value               whether, when, in what forms, or
and would cause its shareholders to be              with what effective dates, these or
taxed as if they had sold their stock               any other provisions could become
for fair market value.  The proposal                effective.
would

                           SELLING SHAREHOLDERS

Security Ownership by the Selling                   exchange of the units, we may, at
Shareholders                                        our option, issue cash in an amount
                                                    equal to the market value of an
The following table sets forth                      equivalent number of common shares.
the number of units held by the                     Since the selling shareholders may
selling shareholders as of August                   sell all, some or none of their
10, 1999 and the maximum number of                  shares, no estimate can be made of
common shares that may be sold by                   the aggregate number of shares that
the selling shareholders.  Each                     are to be offered by the selling
unit may be exchanged for 0.759                     shareholders under this prospectus
of a common share, subject to                       or that will be owned by each
adjustment if we split or subdivide                 selling shareholder upon
our common shares, effect a reverse                 completion of the offering to which
share split or otherwise combine our                this prospectus relates.
outstanding common shares, or pay a
share dividend to holders of our
common shares.  In lieu of issuing
common shares upon the

                                                                      Maximum Number of
Selling Shareholder                       Number of Units Held     Common Shares to be Sold
American Realprop 1                             170,248                           129,218
City National Bank 1                            170,248                           129,218
IFT Properties, Ltd.                              8,860                             6,724
ISCO 1                                          575,162                           436,548
Merrill Lynch International Private
 Finance Limited 1                              575,162                           436,548
---------------------

1    ISCO  received  877,162 units in connection  with its  contribution  of the
     Martinique  Apartment  Homes  community  to  Oasis  Martinique.   ISCO  has
     transferred   302,000  units  to  American   Realprop.   American  Realprop
     subsequently  exchanged 131,752 units for cash and pledged 170,248 units to
     City  National  Bank.  City  National  Bank may obtain  ownership  of these
     170,248 units upon a default by American Realprop under

     the pledge  agreement  and  subsequent  exercise of its rights as a secured creditor to retain the pledged units.  ISCO has also pledged  575,162 units to Merrill  Lynch  International  Private  Finance  Limited.  Merrill Lynch
     International  Private  Financing  Limited  may obtain  ownership  of these
     575,162 units upon a default by ISCO under.

Material Relationships Between the                  Transfers of Units by the Selling
Company and the Selling Shareholders                Shareholders

On October 23, 1997, Oasis                          Under the LLC Agreement, a
Residential, IFT Properties,                        unitholder may transfer units at
Ltd. and ISCO completed a                           any time with our consent.  In
transaction in which IFT and ISCO                   addition, a unitholder may, without
contributed the Martinique                          our consent, pledge its units to
Apartment Homes community to                        a lender as collateral for a bona
Oasis Martinique. Oasis Residential                 fide loan with terms that maintain
is a predecessor to us by virtue                    the holder's ownership in units.  A
of the merger of Oasis Residential                  unitholder may also transfer its
with one of our wholly-owned                        units after December 24, 1998 to
subsidiaries, which was completed                   the following persons:
on April 8, 1998.  Prior to the
merger, Oasis Residential was                       o     an "accredited investor"
the managing member of, and held                          as defined in Rule 501 under
an approximate 99% interest in, Oasis                     the Securities Act of 1933;
Martinique.  As a result of the merger,
We became the managing member of,                   o     a person who is not acquiring
and acquired this approximate                             the units in a transaction that
99% interest in, Oasis Martinique.                        does not constitute a "sale"
The remaining  approximate 1%                             within the meaning of Section
interest, comprising 886,022 units,                       2(3) of the Securities Act
is held by the selling shareholders.                      of 1933;

Merrill Lynch & Co., an                             o     specified family members if the
affiliate of Merrill Lynch                                transfer is a gift;
International Private Finance
Limited, was the financial                          o     a trust of which the holder
advisor to Oasis Residential in                           or its family members are
the merger with us.  As part of                           beneficiaries;
this role, Merrill Lynch &
Co. rendered an opinion to Oasis                    o     a person who directly or
Residential as to the fairness of                         indirectly controls or is
the consideration to be received                          controlled by or is under
by Oasis stockholders in the                              common control with the
merger.  Oasis Residential paid                           holder; or
a fee of $4,836,000 to Merrill
Lynch & Co. in connection                           o     a direct or indirect owner
with the merger.  Merrill Lynch &                         of the holder.
Co. and some of its affiliates have,
in the past, provided financial                     Such transferees of the units may
advisory services to us and to                      also be selling shareholders under
Oasis and may continue to provide                   this prospectus.  One or more
us with such services, and has                      supplemental prospectuses will be
received, and may receive, fees                     filed pursuant to Rule 424 under the
for the rendering of such services.                 Securities Act of 1933 to set forth the
In addition, in the ordinary course                 required information regarding any
of business, Merrill Lynch                          additional selling shareholders.
International Private Finance
Limited and its affiliates trade
our securities for their own accounts
and the accounts of their customers
and, accordingly, may at any time
hold a long or short position in
these securities.

                           PLAN OF DISTRIBUTION

This prospectus relates to:                          selling shareholders and/or
                                                     the purchasers of shares for whom
o      our possible issuance                         they may act as agent.  The sale of the
       of common shares if, and                      shares by selling shareholders may be
       to the extent that, a                         effected from time to time in one or
       selling shareholder tenders                   more negotiated transactions at negotiated
       units for exchange; and                       prices or in transactions on any exchange
                                                     or automated quotation system on which
o      the offer and sale from                       the securities may be listed or quoted.
       time to time by the selling                   The selling shareholders and any dealers
       shareholders of any shares                    or agents that participate in the
       that may be issued in an                      distribution of our common shares may be
       exchange.                                     deemed to be underwriters within the
                                                     meaning of the Securities Act of 1933 and
We have registered the shares for                    any profit on the sale of our common shares
sale to allow the holders thereof to                 by them and any commissions received by
freely trade their securities, but                   any such dealers or agents might be
registration of such shares does not                 deemed to be underwriting commissions
necessarily mean that any of such                    under such act.  In order to comply
shares will be offered or sold by the                with states securities laws, if
holders thereof.                                     applicable, the common shares will not
                                                     be sold in a particular state unless
We will not receive any proceeds from                the shares have been registered or
the offering by the selling shareholders             qualified for sale in such state or an
or from the issuance of common shares to             exemption from registration or
the selling shareholders upon receiving              qualification is available and is
a notice of exchange.  Our common shares             complied with.  One or more supplemental
may be sold from time to time to                     prospectuses will be filed pursuant to
purchasers directly by any of the selling            Rule 424 under the Securities Act of
shareholders.  Alternatively, the selling            1933 to describe any material arrangements
shareholders may from time to time offer             for the distribution of the shares when
the shares through dealers or agents,                such arrangements are entered into by
who may receive compensation in the                  the selling shareholders and any broker-
form of commissions from the                         dealers that participate in the
                                                     distribution of our common shares.

                              LEGAL MATTERS

Particular legal matters, including                  for us by Locke Liddell & Sapp LLP,
the legality of the common shares                    Dallas, Texas.
offered hereby, will be passed upon

                                 EXPERTS

The consolidated financial statements                Deloitte &Touche LLP, independent
and related financial statement schedule             auditors, as stated in their reports,
incorporated in this prospectus by                   which are incorporated herein by reference,
reference from Camden Property Trust's               and have been so incorporated in reliance
Annual Report on Form 10-K for the year              upon the reports of such firm given
ended December 31, 1998 have been                    upon their authority as experts in
audited by                                           accounting and auditing.

572,490 Shares

CAMDEN PROPERTY
TRUST

Common Shares of
Beneficial Interest

_______________________

PROSPECTUS

_______________________

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

        THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON SHARES OFFERED. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ON ANY DATE AFTER THE DATE ON THE PROSPECTUS, EVEN THOUGH THIS PROSPECTUS IS DELIVERED OR SHARES ARE SOLD PURSUANT TO THIS PROSPECTUS ON A LATER DATE.

November 9, 1999